Filed Pursuant to Rule 424(b)(3)

Registration No. 333-203447

Omega Healthcare Investors, Inc.

Exchange Offer

$250,000,000 4.50% Senior Notes due 2025

for $250,000,000 4.50% Senior Notes due 2025

that have been registered under the Securities Act of 1933

_____________________________

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $250,000,000 of our new 4.50% Senior Notes due 2025, which we refer to as the exchange notes, for all of our outstanding unregistered 4.50% Senior Notes due 2025, which we refer to as the initial notes, in a transaction registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We collectively refer to the initial notes and the exchange notes as the notes.  We refer to the offer described in this prospectus to exchange the initial notes for the exchange notes as the exchange offer.

The notes are unsecured senior obligations of Omega, and rank equally in right of payment with all of our existing and future unsecured senior debt. The notes are effectively subordinated to all of our and our consolidated subsidiaries' secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all existing and future liabilities (including indebtedness, trade payables and lease obligations) of our non-guarantor subsidiaries.

The notes are fully and unconditionally guaranteed, jointly and severally, by our existing and future subsidiaries that guarantee indebtedness for money borrowed of Omega Healthcare Investors, Inc., in a principal amount at least equal to $50 million (including our existing senior notes and the facilities under our credit agreement). We refer to our subsidiaries that guarantee the notes as the subsidiary guarantors. The guarantees of the notes are unsecured senior obligations of the subsidiary guarantors and rank equally in right of payment with existing and future unsecured senior debt of the subsidiary guarantors and senior to existing and future subordinated debt of the subsidiary guarantors.  The guarantees are effectively subordinated in right of payment to existing and future secured debt of the subsidiary guarantors to the extent of the value of the assets securing such indebtedness and structurally subordinated to existing and future debt of our non-guarantor subsidiaries.

We will exchange all initial notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of initial notes at any time prior to the expiration of the exchange offer. The form and terms of the exchange notes are identical in all material respects to the form and terms of the initial notes. We believe that the exchange of initial notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

The exchange offer will expire at 5:00 p.m., New York City time, on July 17, 2015, unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the expiration of the exchange offer. If you fail to tender your initial notes, you will continue to hold unregistered securities and your ability to transfer your initial notes could be adversely affected.

Any broker-dealer that acquires exchange notes for its own account in exchange for initial notes must represent that the initial notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. During the period ending 90 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for initial notes that it acquired through market-making activities or other trading activities. See “The Exchange Offer—Resales of Exchange Notes.”

No public market currently exists for the exchange notes. We do not intend to apply for listing of the exchange notes on the New York Stock Exchange or any other securities exchange.

For a discussion of factors you should consider in determining whether to tender your initial notes, see “Risk Factors” beginning on page 11 of this prospectus.

_____________________________

We are not asking you for a proxy, and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_____________________________

The date of this prospectus is June 17, 2015.

We have not authorized anyone to give any information or to make any representations concerning this exchange offer except the information and representations that are in this prospectus, or referred to under “Where You Can Find More Information.”  If anyone gives or makes any other information or representation, you should not rely on it.  This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful.  You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus.  You should also be aware that information in this prospectus may change after this date.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to:

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, MD 21030

Attn: Chief Financial Officer

(410) 427-1700

If you would like to request copies of these documents, please do so by July 10, 2015 (which is five business days before the scheduled expiration of the exchange offer) for delivery prior to the expiration of the exchange offer.

OMEGA HEALTHCARE INVESTORS, INC.

EXCHANGE OFFER

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. These statements relate to our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements other than statements of historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology including, but not limited to, terms such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof or variations thereon or similar terminology. These statements are based on information available on the date of this filing and only speak as to the date hereof and no obligation to update such forward-looking statements should be assumed. Our actual results may differ materially from those reflected in the forward-looking statements included or incorporated in this prospectus. These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements. These factors include, without limitation:

•	those items discussed under “Risk Factors” herein and under “Risk Factors” in Item 1A to our annual report on Form 10-K, as supplemented from time-to-time in Part II, Item 1A to our quarterly reports on Form 10-Q;

•	uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels;

•	the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors’ obligations;

•	our ability to sell closed or foreclosed assets on a timely basis and on terms that allow us to realize the carrying value of these assets;

•	our ability to negotiate appropriate modifications to the terms of our credit facilities;

•	our ability to manage, re-lease or sell any owned and operated facilities;

•	the availability and cost of capital to us;

•	changes in our credit ratings and the ratings of our debt securities;

•	competition in the financing of healthcare facilities;

•	regulatory and other changes in the healthcare sector;

•	changes in the financial position of our operators;

•	the effect of economic and market conditions generally and, particularly, in the healthcare industry;

•	changes in interest rates;

•	the amount and yield of any additional investments;

•	changes in tax laws and regulations affecting real estate investment trusts, or REITs;

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•	the possibility that we will not realize estimated synergies or growth as a result of our merger with Aviv REIT, Inc., which transaction was consummated on April 1, 2015, or that such benefits may take longer to realize than expected; and

•	our ability to maintain our status as a REIT.

Any subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above, as well as the risk factors incorporated by reference in this prospectus. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements included or incorporated by reference in this prospectus to reflect future events or developments.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before participating in the exchange offer. You should carefully read this entire prospectus before participating in the exchange offer. In particular, you should read “Risk Factors,” and our financial statements and the notes relating thereto presented herein and incorporated by reference into this prospectus. Except as otherwise indicated, all references to “Omega,” “Company,” “we,” “our,” “us,” and similar terms in this prospectus refer to Omega Healthcare Investors, Inc. together with its subsidiaries through which it operates, unless the context otherwise requires. Unless otherwise indicated, the non-financial information presented herein is as of the date of this prospectus.

Company Overview

We are a self-administered REIT investing in income-producing healthcare facilities, principally long-term care facilities, located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities, which we refer to as skilled nursing facilities, and, to a lesser extent, assisted living facilities, independent living facilities and rehabilitation and acute care facilities.

On April 1, 2015, Aviv REIT Inc., a Maryland corporation, which we refer to as Aviv, merged with and into a wholly owned subsidiary of Omega pursuant to the terms of that certain Agreement and Plan of Merger dated as of October 30, 2014, by and among the Company, Aviv, OHI Healthcare Properties Holdco, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Omega, which we refer to as Merger Sub, OHI Healthcare Properties Limited Partnership, a Delaware limited partnership, which we refer to as Omega OP, and Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership.

Shortly prior to April 1, 2015 and in accordance with the merger agreement, we restructured the manner in which we hold our assets by converting to an umbrella partnership real estate investment trust (“UPREIT”) structure, which was accomplished through the contribution of substantially all of the assets of Omega (other than Omega’s direct and indirect equity interests in Merger Sub and Omega OP) to Omega OP.

Prior to the merger, on April 1, 2015 and in accordance with the merger agreement, substantially all of the assets of Aviv Healthcare Properties Limited Partnership were contributed to and acquired by Omega OP, whereby all such assets are now owned or held directly or indirectly through Omega OP, an entity taxable as a partnership for U.S. federal income tax purposes.

As of April 1, 2015, following completion of the merger, our diversified portfolio of investments consisted of over 900 properties located in 41 states and operated by 81 third-party operators. We use the term “operator” to refer to our tenants and mortgagees and their affiliates who manage and/or operate our properties.

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Corporate Information

We were incorporated in the State of Maryland on March 31, 1992.  Our principal executive offices are located at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, and our telephone number is (410) 427-1700.  Additional information regarding our company is set forth in documents on file with the SEC and incorporated by reference in this prospectus.  See “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

Our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are accessible free of charge on our website at www.omegahealthcare.com.  Information on our website does not constitute part of this prospectus.

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The Exchange Offer

On September 11, 2014, we issued an aggregate principal amount of $250,000,000 of 4.50% Senior Notes due 2025 to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws.  In connection with each sale of the initial notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our commercially reasonable efforts to complete the exchange offer not later than 360 days after the issue date of the initial notes. The summary below describes the principal terms and conditions of the exchange offer.  Some of the terms and conditions described below are subject to important limitations and exceptions.  See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer

We are offering to exchange up to $250,000,000 aggregate principal amount of our new 4.50% Senior Notes due 2025, which have been registered under the Securities Act, in exchange for your initial notes.  For each initial note surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note having a principal amount equal to that of the surrendered initial note.  Exchange notes will only be issued in denominations of $2,000 and integral multiples of $1,000.  The form and terms of the exchange notes will be substantially the same as the form and terms of the surrendered initial notes.  The exchange notes will evidence the same indebtedness as and will replace the initial notes tendered in exchange therefor, and will be issued pursuant to, and entitled to the benefits of, the indenture governing the initial notes.  As of the date of this prospectus, initial notes representing $250,000,000 aggregate principal amount are outstanding.  See “The Exchange Offer.”

Resale

Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•     you are acquiring the exchange notes in the ordinary course of your business;

•     you are not participating in, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•     you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

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Any broker-dealer that acquires exchange notes for its own account in exchange for initial notes must represent that the initial notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. During the period ending 90 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for initial notes that it acquired through market-making activities or other trading activities.  See “The Exchange Offer—Resales of Exchange Notes.”

Registration Rights Agreement

We sold the initial notes in an offering in reliance on Section 4(2) of the Securities Act. The initial notes issued in the closing were immediately resold by the initial purchasers in reliance on Rule 144A under the Securities Act. In connection with the closing, we entered into a registration rights agreement with the initial purchasers of the initial notes requiring us to make this exchange offer.  See “The Exchange Offer—Purpose and Effect; Registration Rights.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 17, 2015, unless we extend the expiration date. See “The Exchange Offer—Expiration Date; Extension; Amendments.”
Withdrawal

You may withdraw your tender of initial notes at any time before the exchange offer expires. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. See “The Exchange Offer—Withdrawal Rights.”

Interest and Additional Interest on Initial Notes

We will pay interest on the notes twice a year, on each January 15 and July 15. The exchange notes will accrue interest from the most recent date on which interest has been paid on the initial notes or, if no interest has been paid, from September 11, 2014, the date of issuance of the initial notes. If your initial notes are accepted for exchange, then you will receive interest on the exchange notes and not on the initial notes. Any initial notes not tendered will remain outstanding and continue to accrue interest according to their terms.

In certain circumstances, we may be obligated to pay you additional interest on the initial notes. See “The Exchange Offer―Purposes and Effect; Registration Rights.” Since the registration statement of which this prospectus is a part was not declared effective by the SEC on or prior to June 8, 2015, which is the date specified in the registration rights agreement, additional interest at the annual rate of 0.25% accrued on the initial notes commencing on June 9, 2015, and ending on the date the registration statement became effective.

Procedures for Tender

Each holder of initial notes that wishes to tender its initial notes must either:

•      complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the initial notes), to the exchange agent; or

•      if initial notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with The Depository Trust Company, or DTC, to cause an agent’s message to be

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transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

•     comply with the procedures described under “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery.”

Each holder of initial notes that tenders initial notes in the exchange offer must represent that the following are true:

•     the holder is acquiring the exchange notes in the ordinary course of its business;

•     the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes within the meaning of the Securities Act; and

•     the holder is not an “affiliate” of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing initial notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address described in this prospectus and in the letter of transmittal. We may reject your tender of initial notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the letter of transmittal. See “Risk Factors—There are significant consequences if you fail to exchange your initial notes” and “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners

If:

•     you beneficially own initial notes;

•     those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and

•     you wish to tender your initial notes in the exchange offer;

please contact the registered holder as soon as possible and instruct such holder to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Procedures for Guaranteed Delivery

If you hold initial notes in certificated form or if you own initial notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those initial notes but:

•     your initial notes are not immediately available;

•     time will not permit you to deliver the required documents to the exchange agent by the expiration date; or

•     you cannot complete the procedure for book-entry transfer on time;

you may tender your initial notes pursuant to the procedures described in “The Exchange Offer—Procedures for Tendering Initial Notes—

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Guaranteed Delivery.”
Exchange Agent

U.S. Bank National Association is serving as exchange agent in connection with this exchange offer. The address, telephone number and facsimile number of the exchange agent is set forth under “The Exchange Offer—Exchange Agent.”

U.S. Federal Income Tax Considerations

Generally, a holder of initial notes will not recognize taxable gain or loss on the exchange of initial notes for exchange notes pursuant to the exchange offer. See “Certain Material United States Federal Income Tax Considerations.”

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the initial notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred. See “The Exchange Offer—Accounting Treatment.”

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes. See “Use of Proceeds.”
Effect on Holders of Initial Notes

As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered initial notes, we will have fulfilled our obligations under the registration rights agreement relating to the initial notes.

If you do not tender your initial notes or we reject your tender, your initial notes will remain outstanding and will be entitled to the benefits of the indenture governing the initial notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. For a more detailed description of our obligation to file a shelf registration statement with respect to the initial notes, see “The Exchange Offer—Purpose and Effect; Registration Rights” and “The Exchange Offer—Consequences of Failure to Exchange Initial Notes.” Existing transfer restrictions would continue to apply to the initial notes if not exchanged in this exchange offer.

Any trading market for the initial notes could be adversely affected if some but not all of the initial notes are tendered and accepted in the exchange offer.

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Description of Exchange Notes

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the initial notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the initial notes; and

•	will not contain provisions relating to an increase in the interest rate borne by the initial notes under circumstances related to the timing of the exchange offer.

The exchange notes represent the same debt as the initial notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows. You should read “Description of Notes” for further information regarding the exchange notes.

Issuer	Omega Healthcare Investors, Inc.
Securities Offered	$250,000,000 aggregate principal amount of 4.50% Senior Notes due 2025
Maturity	January 15, 2025
Interest Rate	4.50% per year (calculated using a 360-day year)
Interest Payment Dates

January 15 and July 15. The exchange notes will accrue interest from the most recent date on which interest has been paid on the initial notes or, if no interest has been paid, from September 11, 2014, the date of issuance of the initial notes.

Ranking

The notes are our unsecured senior obligations and rank equally in right of payment with all of our existing and future senior debt and senior in right of payment to all of our existing and future subordinated debt. The notes are effectively subordinated in right of payment to our future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes are structurally subordinated to all existing and future liabilities (including indebtedness, trade payables and lease obligations) of each of our non-guarantor subsidiaries.

As of April 1, 2015, following the completion of the Aviv merger, we had approximately $320 million revolving credit facility borrowings outstanding under our $1.25 billion revolving credit facility and term loan facility borrowings of $500 million.

Guarantees

The notes are fully and unconditionally guaranteed, jointly and severally, by our existing and future subsidiaries that guarantee indebtedness for money borrowed of Omega Healthcare Investors, Inc. in a principal amount at least equal to $50 million (including our existing senior notes and the facilities under our credit agreement).

Optional Redemption

We may redeem the notes, in whole or in part, at any time, and from time to time, upon not less than 30 days’ nor more than 60 days’ notice, at the redemption prices set forth under “Description of Notes—Optional Redemption.”

Certain Indenture Provisions	The indenture governing the notes contains covenants limiting our (and all

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of our restricted subsidiaries’) ability to:

•     incur additional indebtedness;

•     create liens on assets;

•     merge, consolidate, or sell all or substantially all of our and our subsidiaries’ assets; and

•     create guarantees of indebtedness by subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Covenants.”

No Public Market

We do not intend to apply for a listing of the exchange notes on the New York Stock Exchange or any other securities exchange. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Required Approvals; Appraisal Rights

Other than the registration of the exchange notes under the Securities Act, and compliance with federal securities laws, we are not aware of any state or federal regulatory requirements with which we must comply in connection with the exchange offer. In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under applicable law or the indenture.

Risk Factors

Before making an investment decision, you should carefully consider all of the information set forth in this prospectus and, in particular, under “Risk Factors.”

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Summary Financial Data

The following summary consolidated financial data should be read in connection with the consolidated financial statements incorporated by reference in this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, each of which is incorporated by reference in this prospectus. In connection with our acquisition of Aviv REIT, Inc. on April 1, 2015, you should also read the consolidated financial statements of Aviv REIT and Aviv Healthcare Properties Limited Partnership, as well as our unaudited pro forma condensed consolidated financial information, each of which are incorporated by reference in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
	(in thousands)
Operating Data:
Revenues from core operations	$250,985	$292,204	$350,460	$418,714	$504,787	$121,001	$133,420
Revenues from nursing home operations (1)	$7,336	$-	$-	$-	$-	$-	$-
Total revenues	$258,321	$292,204	$350,460	$418,714	$504,787	$121,001	$133,420
Interest expense (2)	$90,602	$86,899	$106,096	$92,048	$126,869	$30,043	$43,089
Income from continuing operations	$58,436	$52,606	$120,698	$172,521	$221,349	$55,829	$43,052
Net income available to common stockholders	$49,350	$47,459	$120,698	$172,521	$221,349	$55,829	$43,052

Per Share Amounts:
Income from continuing operations
Basic	$0.52	$0.46	$1.12	$1.47	$1.75	$0.45	$0.32
Diluted	$0.52	$0.46	$1.12	$1.46	$1.74	$0.45	$0.32
Net income available to common shareholders
Basic	$0.52	$0.46	$1.12	$1.47	$1.75	$0.45	$0.32
Diluted	$0.52	$0.46	$1.12	$1.46	$1.74	$0.45	$0.32
Dividends, Common Stock (3)	$1.37	$1.55	$1.69	$1.86	$2.02	$0.49	$0.89
Dividends, Series D Preferred(4)	$2.09	$0.74	$-	$-	$-	$-	$-
Weighted-average common shares outstanding basic	94,056	102,119	107,591	117,257	126,550	124,459	134,346
Weighted-average common shares outstanding diluted	94,237	102,177	108,011	118,100	127,294	124,822	134,806

Consolidated Balance Sheet Data (at period end):
Gross investments (5)	$2,504,818	$2,831,132	$3,325,533	$3,924,917	$4,472,840	$4,050,449	$4,484,767
Total assets	$2,304,007	$2,557,312	$2,982,005	$3,462,216	$3,921,645	$3,578,925	$4,598,020
Revolving line of credit	$-	$272,500	$158,000	$326,000	$85,000	$-	$-
Term loan	$-	$-	$100,000	$200,000	$200,000	$200,000	$200,000
Other long-term borrowings	$1,176,965	$1,278,900	$1,566,932	$1,498,418	$2,093,503	$1,891,122	$2,427,376
Total debt (6)	$1,176,965	$1,551,400	$1,824,932	$2,024,418	$2,378,503	$2,091,122	$2,627,376
Stockholders’ equity	$1,004,066	$878,484	$1,011,329	$1,300,103	$1,401,327	$1,355,347	$1,770,953

(1)	Relates to nursing home revenue of owned and operated assets.
(2)	Includes interest refinancing costs, gains and losses on refinancings and amortization of deferred financing costs.
(3)	Dividends per share are those declared and paid during such period, except for the three months ended March 31, 2015 (the “2015 First Quarter”), during which period $0.89 per share in dividends were declared, with $0.53 per share paid in the 2015 First Quarter, and $0.36 paid on April 7, 2015.

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(4)	We redeemed all of our outstanding Series D Preferred Stock on March 7, 2011
(5)	We define gross investments as total investments before accumulated depreciation.
(6)	Total debt includes long-term debt and current maturities of long-term debt. Total debt also includes $21.8 million, $25.3 million, $31.9 million, $19.0 million and $14.3 million, $18.7 million and $4.4 million of non-cash fair value adjustments to mark assumed debt to market on the date of the assumption for the periods ended December 31, 2010, 2011, 2012, 2013 and 2014, and for the three month periods ended March 31, 2014 and March 31, 2015, respectively.

Ratio of Earnings to Fixed Charges

	Year Ended December 31,					Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
Earnings / fixed charge coverage ratio	1.6x	1.6x	2.1x	2.9x	2.7x	2.9x	2.0x

Earnings consist of income from continuing operations plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and costs related to retiring certain debt early.

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RISK FACTORS

You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as supplemented by Part II, Item 1A of our Quarterly Report on Form 10-Q for the three month period ended March 31, 2015, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus, before participating in this exchange offer.  Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect our business operations and financial condition or the market for the notes.

Risks Relating to the Exchange Offer

There are significant consequences if you fail to exchange your initial notes.

We did not register the initial notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer.  As a result, the initial notes may only be transferred in limited circumstances under applicable securities laws.  If you do not exchange your initial notes in the exchange offer, you will lose your right to have the initial notes registered under the Securities Act, subject to certain exceptions.  If you continue to hold initial notes after the exchange offer, you may be unable to sell the initial notes.  Initial notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing restrictions.

You must follow the appropriate procedures to tender your initial notes or they will not be exchanged.

The exchange notes will be issued in exchange for the initial notes only after timely receipt by the exchange agent of the initial notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation.  If you want to tender your initial notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery.  Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of initial notes for exchange.  Initial notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions.  In addition, if you tender the initial notes in the exchange offer with the intent of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.  See “The Exchange Offer” and “Plan of Distribution.”

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions of the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes. You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the exchange notes.

If you tender your initial notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. In addition, if you are a broker-dealer receiving exchange notes for your own account in exchange for initial notes acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

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Risks Related to the Notes

If an active trading market for the notes does not develop, the liquidity and value of the notes could be harmed.

The exchange notes have been registered under the Securities Act.  Although the exchange notes are eligible for trading, we cannot assure you that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, the success of this exchange offer, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for a listing of the exchange notes on the New York Stock Exchange or any other securities exchange.

Our substantial indebtedness could adversely affect our financial flexibility and our competitive position.

The notes are structurally subordinated to existing and future indebtedness of our non-guarantor subsidiaries and have no direct claim against such subsidiaries or their assets.  Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness, including the notes. Our substantial indebtedness could have other important consequences to you and significantly impact our business. For example, it could

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness and leases, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

•	expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business plan or other general corporate purposes on satisfactory terms or at all;

•	reduce the amount of surplus funds distributable by the non-guarantor subsidiaries to us for use in our business, such as for the payment of indebtedness, including the notes; and

•	lead us to elect to make additional investments in our non-guarantor subsidiaries if their cash flow from operations is insufficient for them to make payments on their indebtedness.

In addition, our revolving credit facility, the indentures governing our other existing senior notes and the indenture governing the notes contain, and the agreements evidencing or governing other future indebtedness may contain, restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. These restrictions require us to comply with or maintain certain financial tests and limit or prohibit our ability to, among other things,

•	incur, assume or permit to exist additional indebtedness, guaranty obligations or hedging arrangements;

•	incur liens or agree to negative pledges in other agreements;

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•	declare dividends, make payments or redeem or repurchase capital stock;

•	cause our subsidiaries to enter into agreements restricting dividends and distributions;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness;

•	amend or otherwise alter the terms of our organizational documents, our indebtedness (including the notes) and other material agreements;

•	sell assets; and

•	engage in certain transactions with affiliates.

Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our indebtedness.

A downgrade in our credit ratings could materially adversely affect our business and financial condition.

We plan to manage our operations to maintain a capital structure consistent with our current profile, but there can be no assurance that we will be able to maintain our current credit ratings. If the applicable rating agencies reduce the credit rating of the notes, the market price of the notes may be adversely affected. Any downgrades in terms of ratings or outlook by any of the rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our financial condition, results of operations and liquidity.

Despite current indebtedness levels, we may incur additional debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although covenants under the indenture governing the notes and the documents governing any of our other indebtedness limit our ability and the ability of our present and future subsidiaries (other than those designated as unrestricted subsidiaries under the indentures governing our other existing notes) to incur additional indebtedness, the terms of the indenture governing the notes will permit us to incur significant additional indebtedness. To the extent that we incur additional indebtedness or such other obligations, the risk associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase.

To service our debt, we will require a significant amount of cash, the availability of which depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, including the notes, will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. If our future cash flow from operations and existing sources of funds are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing debt and other future debt may limit our ability to pursue any of these alternatives.

Payment of principal and interest on the notes will be effectively subordinated to our future secured debt to the extent of the value of the assets securing that debt.

The notes are not secured. Our obligations and the obligations of the subsidiary guarantors under our revolving credit and term loan facilities are currently unsecured and would be pari passu in right of payment with the notes. In the future we may choose to secure, as future secured indebtedness, certain indebtedness that is currently unsecured

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(including, without limitation, the revolving credit and term loan facilities), to refinance such unsecured indebtedness with secured indebtedness, or to otherwise issue or assume future secured indebtedness, subject to compliance with any applicable restrictions in the indenture governing the notes. The notes would be effectively subordinate to our payment obligations in connection with any future secured indebtedness of ours, and the guaranties of the notes by the subsidiary guarantors would likewise be effectively subordinate to any future secured indebtedness of the subsidiary guarantors of the notes. The notes are also structurally subordinated to the existing and future indebtedness of our non-guarantor subsidiaries. In the event of our liquidation or insolvency, or if any of our secured indebtedness is accelerated, the assets securing such indebtedness will first be applied to repay our obligations under our secured indebtedness in full and then to repay our obligations under our unsecured indebtedness, including under the notes. As a result, the notes are structurally subordinated to any of our future secured indebtedness and that of the subsidiary guarantors to the extent of the value of the assets securing that indebtedness (or guarantees of that indebtedness), and the notes are structurally subordinated to our existing and future indebtedness of our non-guarantor subsidiaries. The holders of the notes would, in all likelihood, recover ratably less than the lenders of our secured indebtedness in the event of our bankruptcy or insolvency.

Not all of our subsidiaries are guarantors of the notes and therefore the notes are structurally subordinated in right of payment to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the notes.

The subsidiary guarantors of the notes will include only our existing subsidiaries and future subsidiaries that guarantee our existing notes and indebtedness under our credit agreement or any future indebtedness of Omega for borrowed money in an amount at least equal to $50 million.

The notes and guarantees are structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes and will be required to be paid before the holders of the notes have a claim, if any, against those subsidiaries and their assets.  Therefore, if there were a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of notes would not receive any amounts with respect to the notes from the assets of such subsidiary until after the payment in full of the claims of creditors, including trade creditors, secured creditors, of such subsidiary.

Under certain circumstances a court could void or subordinate the notes or the related guarantees under fraudulent transfer laws.

Our issuance of the notes and our subsidiaries’ issuance of the guarantees may be subject to review under federal bankruptcy law or state fraudulent transfer law. If we become a debtor in a case under the U.S. Bankruptcy Code or if unpaid creditors file a lawsuit against us under relevant state fraudulent transfer law, a court may review the issuance of the notes to determine whether our obligations under the notes are void as fraudulent transfers. The laws related to fraudulent transfers differ among various jurisdictions. In general, however, a court might void our obligations under the notes if it found that, when we issued the notes, (a) we received less than reasonably equivalent value or fair consideration in exchange for the notes, and (b) we either (1) were insolvent or were rendered insolvent by the issuance of the notes, (2) were left with unreasonably small capital to conduct our business, or (3) intended to incur, or believed or reasonably should have believed that we would incur, debts beyond our ability to pay. The court could also void our obligations under the notes, without regard to factors (a) and (b), if it found that we issued the notes with actual intent to hinder, delay or defraud our creditors. As an alternative to voiding our obligations under the notes, a court could impose other legal or equitable remedies, such as subordinating the notes to our presently existing or future debts or take some other actions detrimental to repayment of the notes.

Similarly, if a subsidiary guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or if unpaid creditors filed a lawsuit against a subsidiary guarantor under relevant state fraudulent transfer law, a court may review the issuance of its guarantee to determine whether such guarantee is void as a fraudulent transfer. In general, a court might void a guarantee if it finds that when such subsidiary guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (a) and (b) above applied to such subsidiary guarantor. Similarly, the court could also void a guarantee, without regarding to factors (a) and (b) above, if it found that such subsidiary guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors. Similarly, as an alternative to voiding a subsidiary guarantor’s obligations under a guarantee, a court could impose other legal or equitable remedies, such as subordinating the guarantee to the subsidiary guarantor’s presently existing or future debts or taking some other actions detrimental to payment on the guarantee. If a court were to void or subordinate one or more guarantees, we cannot assure you that funds would be available to pay the notes from another subsidiary guarantor or from any other source.

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In addition, a court could, under the legal theories discussed above, also void any payments made by us to you pursuant to the notes or any payments made by a subsidiary guarantor to you pursuant to a guarantee, and require the return of any payment or the return of any realized value to us or the subsidiary guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the subsidiary guarantor.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, the following are different tests a court might apply to evaluate an entity’s insolvency: (a) it could not pay its existing debts as they become due, (b) the sum of its existing debts exceeds the fair value of all of its property, or (c) the present fair saleable value of its asset is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent, unmatured and unliquidated debts. The indenture governing the notes will contain provisions intending to limit the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. However, these provisions may not be effective to protect such guarantees from fraudulent transfer challenges, and, even if they were, such provisions would have the effect of limiting the amount you could recover under the guarantees.

If a court voided our obligations under the notes and the obligations of all of the subsidiary guarantors under their guarantees, you would not have a claim against us or the subsidiary guarantors and would likely have no source from which to recover amounts due under the notes.

If a bankruptcy petition were filed by or against us, you may receive a lesser amount for your claim than you would be entitled to receive under the indenture governing the notes.

If a bankruptcy case were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claims of holders of the notes with respect to the principal amount of the notes may be limited to an amount equal to the original issue price for the notes. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

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USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.  Because the exchange notes have substantially identical terms as the initial notes, the issuance of the exchange notes will not result in any increase in our indebtedness.  The exchange offer is intended to satisfy our obligations under the registration rights agreement entered into with the initial purchasers of the initial notes. See “The Exchange Offer—Purpose and Effect; Registration Rights.”  We used the proceeds from the offering of the initial notes to repay a portion of our indebtedness outstanding under our revolving credit facility.

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THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

We sold the initial notes on September 11, 2014, in transactions exempt from the registration requirements of the Securities Act.  Simultaneously with the sale of the initial notes, we entered into a registration rights agreement with the initial purchasers of the initial notes.  Under the registration rights agreement, we agreed, among other things, to:

•	use our commercially reasonable efforts to file an exchange offer registration statement with the SEC on or prior to 220 days after the issue date of the initial notes, enabling holders to exchange the initial notes for publicly registered exchange notes with nearly identical terms;

•	use commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 270 days after the issue date of the initial notes;

•	keep the exchange offer open for at least 30 days after the date that notice of the exchange offer is mailed to holders of the initial notes; and

•	use commercially reasonable efforts to consummate the exchange offer within 360 days after the issue date of the initial notes.

For each initial note surrendered to us pursuant to the exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered initial note.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement.  If, because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect such an exchange offer, or if for any other reason the exchange offer is not consummated within 360 days of the issue date or, under certain circumstances, if the initial purchasers shall so request, we agreed, under the registration rights agreement and at our own expense, to:

•	use commercially reasonable efforts to file a shelf registration statement covering resales of the initial notes within 60 days after we deliver notice of our intent to file a shelf registration statement to the holders of the initial notes;

•	use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC under the Securities Act within 60 days after the filing date;

•	use commercially reasonable efforts to keep effective the shelf registration statement until the earlier of the disposition of the notes covered by the shelf registration statement or one year after the date on which the shelf registration becomes effective; and

•	if obligated to file the shelf registration statement, we will use our commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 60 days after such filing.

We will, in the event of the shelf registration statement, provide to each holder of the initial notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the initial notes has become effective and take certain other actions as are required to permit unrestricted resales of the initial notes. A holder of the notes that sells such notes pursuant to the shelf registration statement generally would be required to be named as a selling security-holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder, including certain indemnification rights and obligations.

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If:

(a)         we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing,

(b)         any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness,

(c)         we fail to consummate the exchange offer within 90 days after the effectiveness of the exchange offer registration statement, or

(d)         the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable during the periods specified in the registration rights agreement,

(each such event referred to in clauses (a) through (d) above referred to herein as a “registration default”), then we will pay liquidated damages to each holder of outstanding notes. Liquidated damages will accrue, at an annual rate of 0.25% of the aggregate principal amount of the outstanding notes on the date of such registration default, such liquidated damages increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; payable in cash semi-annually in arrears on each interest payment date, commencing on the date of such registration default; provided, however, that at no time shall the aggregate amount of liquidated damages accruing exceed in the aggregate 1.0% per annum. All accrued liquidated damages will be paid by us on each interest payment date to the outstanding global note holder by wire transfer of immediately available funds and to holders of outstanding certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

The registration rights agreement provides that the liquidated damages specified above will be the exclusive remedy available to holders of notes for any failure by us to comply with the registration requirements of the registration rights agreement.

Since the registration statement of which this prospectus is a part was not declared effective by the SEC on or prior to June 8, 2015, which is the date specified in the registration rights agreement, additional interest at the annual rate of 0.25% accrued on the initial notes commencing on June 9, 2015, and ending on the date the registration statement became effective.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the registration rights agreement, a copy of which has been filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on September 11, 2014.

Terms of the Exchange Offer

We are offering to exchange $250,000,000 in aggregate principal amount of our 4.50% Senior Notes due 2024 that have been registered under the Securities Act for a like aggregate principal amount of our outstanding unregistered 4.50% Senior Notes due 2025.

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for all initial notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer.  We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding initial notes accepted in the exchange offer.  You may tender some or all of your initial notes under the exchange offer.  However, the initial notes are only issuable in authorized denominations of $2,000 and integral multiples of $1,000.  The exchange offer is not conditioned upon any minimum amount of initial notes being tendered.

The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the initial notes; and

•	will not contain provisions relating to an increase in any interest rate in connection with the initial notes under circumstances related to the timing of the exchange offer.

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The exchange notes will accrue interest from the most recent date on which interest has been paid on the initial notes or, if no interest has been paid, from September 11, 2014, the date of issuance of the initial notes.  Accordingly, registered holders of exchange notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid on the initial notes or, if no interest has been paid, from September 11, 2014.  However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the initial notes on that record date.

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under applicable law or the indenture.  We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the SEC.  The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of the initial notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

We will be deemed to have accepted validly tendered initial notes when we have given oral or written notice of our acceptance to the exchange agent.  The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If we do not accept any tendered initial notes because of an invalid tender or for any other reason, then we will return any unaccepted initial notes without expense to the tendering holder promptly after the expiration date.

Holders who tender initial notes in the exchange offer will not be required to pay brokerage commissions or fees.  We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.  See “—Fees and Expenses” below for more detailed information regarding the expenses of the exchange offer.

By submitting to the exchange agent an agent’s message defined below, you will be making the representations described under “—Procedures for Tendering Initial Notes—Deemed Representations” below.

Neither we, nor our board of directors or our management makes any recommendation concerning whether you should tender or not tender initial notes in the exchange offer, nor have we or they authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of initial notes to tender.

Expiration Date; Extension; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on July 17, 2015 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date means the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  During any extension, all initial notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.  Any initial notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We reserve the right, in our sole discretion and at any time, to:

•	delay accepting any initial notes;

•	extend the exchange offer;

•	terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived prior to the expiration date; and

•	amend the terms of the exchange offer in any manner.

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We will notify you as promptly as practicable of any extension, amendment or termination. We will also file a post-effective amendment to the registration statement of which this prospectus is a part with respect to any fundamental changes in the exchange offer.

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any initial notes, if in our reasonable judgment:

•	the exchange offer violates applicable law or applicable interpretation of the staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	we have not obtained all governmental approvals that we deem necessary for the consummation of the exchange offer.

The conditions listed above are for our sole benefit and we may assert them prior to the expiration date regardless of the circumstances giving rise to any condition.  Subject to applicable law, we may waive these conditions in our discretion in whole or in part prior to the expiration date.  If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

We will not accept for exchange any initial notes tendered, and will not issue exchange notes in exchange for any initial notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering Initial Notes

Valid Tender

When the holder of initial notes tenders, and we accept, initial notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of initial notes who wishes to tender initial notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including initial notes), to the exchange agent, U.S. Bank National Association, at the address set forth below under “—Exchange Agent;”

•	if initial notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with DTC to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent at the address set forth below under “—Exchange Agent;” or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the initial notes and the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the book-entry transfer of the initial notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

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The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If you beneficially own initial notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your initial notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the initial notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you tender fewer than all of your initial notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all initial notes that you hold.

The method of delivery of the certificates for the initial notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or initial notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(i)	you or any other person acquiring exchange notes in exchange for your initial notes in the exchange offer is acquiring them in the ordinary course of business;

(ii)	neither you nor any other person acquiring exchange notes in exchange for your initial notes in the exchange offer is participating, intends to participate in and has no arrangement or understanding with any person to participate in a “distribution” (within the meaning of the Securities Act) of the exchange notes;

(iii)	neither you nor any other person acquiring exchange notes in exchange for your initial notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(iv)	if you are a broker-dealer and you acquired the initial notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

By tendering your initial notes in the exchange offer, you will be deemed to have made the foregoing representations.

Broker-dealers who cannot make the representations in item (iv) above cannot use this prospectus in connection with resales of the exchange notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your initial notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(i)	may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the exchange offer; and

(ii)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the initial notes.

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Acceptance of Initial Notes for Exchange and Issuance of Initial Notes

As promptly as practicable after the expiration date, we will accept all initial notes validly tendered and not withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged initial notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered initial notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of initial notes, letters of transmittal and related documents.

In tendering initial notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer initial notes;

•	we will acquire good, marketable and unencumbered title to the tendered initial notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the initial notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the initial notes.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the initial notes surrendered for exchange are tendered:

•	by a registered holder of initial notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If initial notes are registered in the name of a person other than the signer of the letter of transmittal, the initial notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Book-Entry Transfers

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For tenders by book-entry transfer of initial notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of initial notes by causing DTC to transfer the initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender initial notes. Accordingly, any participant in DTC may make book-entry delivery of initial notes by causing DTC to transfer those initial notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of initial notes to effect delivery of initial notes through book-entry transfer at DTC, either:

•	the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent”; or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender initial notes in the exchange offer and (1) the certificates for the initial notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the initial notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date:

•	setting forth the name and address of the holder of the initial notes being tendered and the amount of the initial notes being tendered;

•	stating that the tender is being made; and

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered initial notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for the initial notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered initial notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent, and you must include a guarantee by an eligible institution in the form described above in such notice.

Our acceptance of properly tendered initial notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

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We will determine in our sole discretion all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered initial notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of initial notes not properly tendered or initial notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular initial notes. However, to the extent we waive any conditions of tender with respect to one tender of initial notes, we will waive that condition for all tenders as well. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of initial notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of initial notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person will incur any liability or failure to give you notification of defects or irregularities with respect to tenders of your initial notes.

If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Withdrawal Rights

You can withdraw tenders of initial notes at any time prior to 5:00 p.m., New York City Time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including the total principal amount of initial notes to be withdrawn;

•	where certificates for initial notes are transmitted, list the name of the registered holder of the initial notes if different from the person withdrawing the initial notes;

•	state that the holder is withdrawing his election to have the initial notes exchanged; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the initial notes register the transfer of the initial notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified pursuant to the guaranteed delivery procedures initial notes to the exchange agent, you must submit the serial numbers of the initial notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of initial notes tendered for the account of an eligible institution. If you tendered initial notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn initial notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, initial notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

In the case of initial notes tendered by book-entry transfer through DTC, the initial notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn initial notes will be returned to the holder after withdrawal. The initial notes will be returned or credited to the account maintained with DTC as soon as

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practicable after withdrawal, rejection of tender or termination of the exchange offer. Any initial notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Properly withdrawn initial notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time prior to 5:00 p.m., New York City Time, on the expiration date.

Exchange Agent

U.S. Bank National Association is the exchange agent.  You should direct any questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

By Hand, Overnight Mail, Courier, or Registered or Certified Mail:

U.S. Bank National Association

Corporate Trust Services

111 Fillmore Ave E

Mail Station – EP-MN-WS2N

St. Paul, MN 55107

Attention: Specialty Finance Group

Reference: Omega Healthcare Investors, Inc.

By Facsimile:

(651) 466-7402

Attention: Specialty Finance Group

Reference: Omega Healthcare Investors, Inc.

For Information or Confirmation by Telephone:

1-800-934-6802

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of initial notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of initial notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their initial notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the initial notes tendered, or if a transfer tax is imposed for any reason other than the exchange of initial notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

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Accounting Treatment

The exchange notes will be recorded at the same carrying value as the initial notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Resales of Exchange Notes

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an “affiliate” (as defined under the Securities Act) of us. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering initial notes, the holder, other than participating broker-dealers, as defined below, of those initial notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•	neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of us.

If any holder or any such other person is an “affiliate” of us or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes must represent that the initial notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired initial notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the initial notes pursuant to the exchange offer. We have agreed that, during the period ending 90 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Consequences of Failure to Exchange Initial Notes

Holders who desire to tender their initial notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of initial notes for exchange.

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Initial notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the initial notes and the existing restrictions on transfer set forth in the legend on the initial notes and in the offering memorandum, dated September 11, 2014, relating to the initial notes. Except in limited circumstances with respect to the specific types of holders of initial notes, we will have no further obligation to provide for the registration under the Securities Act of such initial notes. In general, initial notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any action to register the untendered initial notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the initial notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Initial notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the initial notes and the exchange notes. Holders of the exchange notes and any initial notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

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DESCRIPTION OF NOTES

The exchange notes are identical in all material respect to the initial notes, except that (i) the exchange notes will be registered under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) holders of the exchange notes are not entitled to certain rights under the registration rights agreement and (iv) the exchange notes will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer. The exchange notes will evidence the same debt as the initial notes, which they replace, and will be governed by the same indenture by and among us, certain of our subsidiary guarantors as discussed below, and U.S. Bank National Association, as trustee. The following is a summary of the material provisions of the indenture governing the notes among us, the subsidiary guarantors and U.S. Bank National Association, as trustee. We urge you to read the indenture in its entirety, which is filed as Exhibit 4.1 to our Current Report on Form 8-K filed on September 11, 2014, because it, and not this description, defines your rights as a noteholder. Copies of the indenture are available upon request to Omega at the address indicated under “Incorporation of Documents by Reference.” Except as otherwise indicated, the following description relates to both the initial notes and the exchange notes, which are together referred to as the “notes.” You can find the definitions of certain capitalized terms used in this description under “—Certain Definitions” below. For purposes of this section only, references to the “Issuer” include only Omega Healthcare Investors, Inc. and not its subsidiaries.

General

The initial notes were issued in an aggregate principal amount of $250 million. The exchange notes will be issued in an aggregate principal amount equal to the aggregate principal amount of the initial notes they replace. The notes will be unsecured senior obligations of the Issuer. The notes will mature on January 15, 2025. The notes will initially bear interest at a rate of 4.50% per annum, payable semiannually to holders of record at the close of business on January 1 or July 1, immediately preceding the interest payment date on January 15 and July 15 of each year, commencing July 15, 2015.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred in accordance with the terms of the indenture.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof. See "The Exchange Offer." No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.

Subject to the covenants described below under "—Covenants" and applicable law, the Issuer may issue additional notes under the indenture. The notes issued in this offering and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, provided, however, that such additional notes may not be fungible with the previously outstanding notes for U.S. federal income tax purposes, in which case the additional notes would have a different CUSIP number than the notes offered hereby.

Guarantees and Subsidiary Guarantors

The notes are guaranteed on an unsecured senior basis by the Subsidiary Guarantors. The guarantees are unconditional regardless of the enforceability of the notes and the indenture. Each future Subsidiary that subsequently guarantees Indebtedness of the Issuer (that would constitute Indebtedness under clauses (1) or (2) of the definition thereof) in a principal amount at least equal to $50 million will be required to execute a Subsidiary Guarantee. See "—Covenants—Guarantees by Subsidiaries."

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Optional Redemption

Optional redemption. The notes will be redeemable at the option of the Issuer, in whole or in part, at any time, and from time to time, prior to October 15, 2024, upon not less than 30 days' nor more than 60 days' notice, at the redemption price equal to the greater of:

(1)  100% of the principal amount of the notes redeemed; and

(2)  the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to such redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 35 basis points, plus, in each case of (1) and (2) above, accrued and unpaid interest thereon to, but not including, the applicable redemption date; provided, however, that if the redemption date falls after the record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such interest payment date to the holder of notes at the close of business on the corresponding record date (instead of the holder surrendering its notes for redemption).

Notwithstanding the foregoing, if the notes are redeemed on or after October 15, 2024, the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, such redemption date.

As used herein:

"Treasury Rate" means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the applicable redemption date.

"Comparable Treasury Issue" means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

"Comparable Treasury Price" means, with respect to any redemption date for the notes:

(a)  the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b)  if the Issuer obtains fewer than five but more than one such Reference Treasury Dealer Quotations for such redemption date, the average of all such quotations, or

(c)  if the Issuer obtains only one such Reference Treasury Dealer Quotation for such redemption date, that Reference Treasury Dealer Quotation.

"Independent Investment Banker" means, with respect to any redemption date for the notes, an independent investment banking institution of national standing appointed by the Issuer with respect to such redemption date.

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"Reference Treasury Dealer" means (1) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc. and (2) any two other Primary Treasury Dealer selected by us; provided, however, that if any Reference Treasury Dealer referred to in clause (1) above ceases to be a primary U.S. government securities dealer (a "Primary Treasury Dealer"), the Issuer will substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Selection and Notice of Redemption

In the event that the Issuer chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

(1)         in compliance with the requirements of the principal national securities exchange, if any, on which the notes are then listed; or

(2)         on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Unless the Issuer defaults in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Sinking Fund

There will be no sinking fund payments for the notes.

Ranking

The notes are unsecured senior obligations of the Issuer, and rank equally in right of payment with all existing and future unsecured senior Indebtedness of the Issuer. The notes are effectively subordinated to all of our and our consolidated Subsidiaries' Secured Indebtedness to the extent of the value of the assets securing such Indebtedness, and are structurally subordinated to all existing and future liabilities (including indebtedness, trade payables and lease obligations) of our non-guarantor Subsidiaries.

Each Subsidiary Guarantor's guarantee of the notes are unsecured senior obligations of such Subsidiary Guarantor, and will rank equally in right of payment with all existing and future unsecured senior Indebtedness of such Subsidiary Guarantor. The guarantees of our Subsidiary Guarantors are structurally subordinated to all of the Secured Indebtedness of such Subsidiary Guarantors to the extent of the value of the assets securing such Indebtedness.

As of the date hereof, our non-guarantor Subsidiaries include (x) certain Subsidiaries with nominal assets, (y) certain Subsidiaries that we have acquired since 2009 and which were obligors with respect to pre-existing HUD-guaranteed secured Indebtedness, substantially all of which Subsidiaries are structured as special purpose entities, and (z) the acquisition Subsidiaries we formed for the purposes of acquiring certain of the Subsidiaries described in clause (y). The notes will be structurally subordinated to all indebtedness and other liabilities of our Subsidiaries that do not guarantee the notes.

Certain Definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definition of other capitalized terms used in this description that are not defined below.

"Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary or that is assumed in connection with an Asset Acquisition from such Person by a Subsidiary and not incurred by such Person in

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connection with, or in anticipation of, such Person becoming a Subsidiary or such Asset Acquisition; provided, however, that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

"Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred stock of the Issuer or charges resulting from the redemption of preferred stock of the Issuer) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1)  the net income of any Person, other than the Issuer or a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Subsidiaries by such Person during such period;

(2)  the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

(3)  any after-tax gains or losses attributable to asset sales; and

(4)  all extraordinary gains and extraordinary losses.

"Adjusted Total Assets" means, for any Person, the sum of:

(1)  Total Assets for such Person as of the end of the fiscal quarter preceding the Transaction Date as set forth on the most recent quarterly or annual consolidated balance sheet of the Issuer and its Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the trustee pursuant to the "Reports to Holders" covenant; and

(2)  any increase in Total Assets following the end of such quarter including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Asset Acquisition" means:

(1)  an investment by the Issuer or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Issuer or any of its Subsidiaries; provided, however, that such Person's primary business is related, ancillary, incidental or complementary to the businesses of the Issuer or any of its Subsidiaries on the date of such investment; or

(2)  an acquisition by the Issuer or any of its Subsidiaries from any other Person of assets that constitute substantially all of a division or line of business, or one or more healthcare properties, of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Issuer or any of its Subsidiaries on the date of such acquisition.

"Asset Disposition" means the sale or other disposition by the Issuer or any of its Subsidiaries, other than to the Issuer or another Subsidiary, of:

(1)  all or substantially all of the Capital Stock of any Subsidiary, or

(2)  all or substantially all of the assets that constitute a division or line of business, or one or more healthcare properties, of the Issuer or any of its Subsidiaries.

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"Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

"Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

"Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York or Maryland are authorized or required by law to close.

"Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

"Capitalized Lease" means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

"Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person as determined in conformity with GAAP.

"Closing Date" means September 11, 2014.

"Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person's equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

"Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(1)  Consolidated Interest Expense;

(2)  provision for taxes based on income;

(3)  impairment losses and gains on sales or other dispositions of properties and other Investments;

(4)  real estate related depreciation and amortization expense;

(5)  the effect of any non-recurring, non-cash items;

(6)  amortization of deferred charges;

(7)  gains or losses on early extinguishment of Indebtedness; and

(8)  acquisition expenses;

all as determined on a consolidated basis for the Issuer and its Subsidiaries in conformity with GAAP; provided, however, that, if any Subsidiary is not a Wholly Owned Subsidiary, Consolidated EBITDA shall be reduced (to the extent not already reduced in Adjusted Consolidated Net Income or otherwise reduced in accordance with GAAP) by an amount equal to the amount of the Adjusted Consolidated Net Income attributable to such Subsidiary multiplied by the percentage ownership interest in the income of such Subsidiary not owned on the last day of such period by the Issuer or any of its Subsidiaries.

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"Consolidated Interest Expense" means, for any period, the aggregate amount of interest expense in respect of Indebtedness of the Issuer and the Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including, without limitation (without duplication):

(1)  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses;

(2)  the interest portion of any deferred payment obligations;

(3)  all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers' acceptance financing;

(4)  the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of the Issuer or any of its Subsidiaries; and

(5)  all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Issuer and its Subsidiaries;

excluding, to the extent included in interest expense above, the amount of such interest expense of any Subsidiary if the net income of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof), as determined on a consolidated basis in conformity with GAAP.

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

"Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)  required to be redeemed prior to the Stated Maturity of the notes,

(2)  redeemable at the option of the holder of such class or series of Capital Stock, at any time prior to the Stated Maturity of the notes, or

(3)  convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for customary provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

"Existing Note Indentures" means the indenture governing the Issuer's 7.50% senior notes due 2020, the indenture governing the Issuer's 6.75% senior notes due 2022, the indenture governing the Issuer's 5.875% senior notes due 2024 and the indenture governing the Issuer’s 4.950% senior notes due 2024 (each an "Existing Note Indenture"), as each such Existing Note Indenture may be supplemented from time to time.

"fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Issuer, whose determination shall be conclusive if evidenced by a Board Resolution.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of January 1, 2014, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in the indenture, all ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

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"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person at any date of determination (without duplication):

(1)  all indebtedness of such Person for borrowed money;

(2)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  the face amount of letters of credit or other similar instruments, excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (4), (5) or (6) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(4)  all unconditional obligations of such Person to pay amounts representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto), except any such balance that constitutes an accrued expense or Trade Payable;

(5)  all Capitalized Lease Obligations;

(6)  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

and also includes, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of the types referred to in items (1) through (6) above of another Person (it being understood that Indebtedness shall be deemed to be Incurred by such Person whenever such Person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof). In addition,

(1)  the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP, and

(2)  Indebtedness shall not include any liability for federal state, local or other taxes.

"Interest Coverage Ratio" means, on any Transaction Date, the ratio of:

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(x)  the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the "— Reports to Holders" covenant ("Four Quarter Period") to

(y)  the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation,

(1)  pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period ("Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2)  Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3)  pro forma effect shall be given to Asset Dispositions and Asset Acquisitions and Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period but subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(4)  pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions and (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) that have been made by any Person that has become a Subsidiary or has been merged with or into the Issuer or any of its Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

provided, however, that to the extent that clause (3) or (4) of this paragraph requires that pro forma effect be given to an Asset Acquisition or Asset Disposition or asset acquisition or asset disposition, as the case may be, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more healthcare properties, of the Person that is acquired or disposed of to the extent that such financial information is available.

"Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

"Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Issuer and its Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

"Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions

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over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person's preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

"Secured Indebtedness" means any Indebtedness secured by a Lien upon the property of the Issuer or any of its Subsidiaries.

"Significant Subsidiary," with respect to any Person, means any subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

"Stated Maturity" means:

(1)  with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)  with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

"Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

"Subsidiary Debt" means all unsecured Indebtedness of which a Subsidiary is the primary obligor.

"Subsidiary Guarantee" means a Guarantee by each Subsidiary Guarantor for payment of the notes by such Subsidiary Guarantor. The Subsidiary Guarantee will be an unsecured senior obligation of each Subsidiary Guarantor and will be unconditional regardless of the enforceability of the notes and the indenture. Notwithstanding the foregoing, each Subsidiary Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged under circumstances described under “-Covenants-Guarantees by Subsidiaries.”

"Subsidiary Guarantors" means (i) each Subsidiary that is a guarantor of Indebtedness under the Existing Note Indentures on the Closing Date and (ii) each other Person that is required to become a Guarantor by the terms of the Indenture after the Closing Date, in each case, until such Person is released from its Subsidiary Guarantee.

"Total Assets" means the sum (without duplication) of:

(1)  Undepreciated Real Estate Assets; and

(2)  all other assets (excluding intangibles and accounts receivable) of the Issuer and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

"Total Unencumbered Assets" as of any date means the sum of:

(1)  those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2)  all other assets (but excluding intangibles and accounts receivable) of the Issuer and its Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in conformity with GAAP;

provided, however, that all investments in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

"Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

"Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Issuer or any of its Subsidiaries, the date such Indebtedness is to be Incurred.

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"Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to the Issuer or any of its Subsidiaries plus capital improvements) of real estate assets of the Issuer and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.

"Unsecured Indebtedness" means any Indebtedness of the Issuer or any of its Subsidiaries that is not Secured Indebtedness.

"U.S. Government Obligations" means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.

"Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

"Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

The indenture contains, among others, the following covenants:

Limitation on Indebtedness

(1)  The Issuer will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Subsidiaries on a consolidated basis determined in conformity with GAAP is greater than 60% of Adjusted Total Assets.

(2)  The Issuer will not, and will not permit any of its Subsidiaries to, Incur any Subsidiary Debt or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such additional Subsidiary Debt or Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Subsidiary Debt and Secured Indebtedness of the Issuer and its Subsidiaries on a consolidated basis determined in conformity with GAAP is greater than 40% of Adjusted Total Assets.

(3)  The Issuer will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness other than the notes issued on the Closing Date and other Indebtedness existing on the Closing Date; provided, however, that the Issuer or any of its Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuer and its Subsidiaries on a consolidated basis would be greater than 1.5 to 1.0.

(4)  Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of indebtedness that the Issuer or any of its Subsidiaries may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(5)  For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

Maintenance of Total Unencumbered Assets

The Issuer and its Subsidiaries will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuer and its Subsidiaries on a consolidated basis.

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Guarantees by Subsidiaries

The Subsidiary Guarantors will jointly and severally guarantee our obligations under the notes, including the due and punctual payment of principal of and premium, if any, and interest on the notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. If at any time after the issuance of the notes, including following any release of a Subsidiary Guarantor from its guarantee under the indenture, a Subsidiary of the Issuer (including any future Subsidiary) guarantees Indebtedness of the Issuer (that would constitute Indebtedness under clauses (1) or (2) of the definition thereof) in an amount at least equal to $50 million, the Issuer will cause such Subsidiary to guarantee the notes by simultaneously executing and delivering a supplemental indenture in accordance with the indenture.

The obligations of each Subsidiary Guarantor under its guarantee will be limited to the amount necessary to prevent such guarantee from constituting a fraudulent transfer or conveyance under applicable law. See "Risk Factors—Risks related to the Notes—Under certain circumstances a court could void or subordinate the notes or the related guarantees under fraudulent transfer laws." Each Subsidiary Guarantee will be a continuing guarantee and will inure to the benefit of and be enforceable by the trustee, the holders of the notes and their successors, transferees and assigns.

A Subsidiary Guarantor will be automatically and unconditionally released from its obligations under the indenture and the related guarantee:

(1)  upon any sale, exchange or transfer to a Person not an Affiliate of the Issuer of all of the Capital Stock held by the Issuer and its Subsidiaries in, or all or substantially all of the assets of, such Subsidiary Guarantor;

(2)  upon the liquidation or dissolution of such Subsidiary Guarantor; provided no Default or Event of Default shall occur as a result thereof;

(3)  if the Issuer exercises its legal defeasance option or its covenant defeasance option as described under "—Defeasance" or if its obligations under the indenture are discharged in accordance with the terms of the indenture as described under "Satisfaction and Discharge"; or

(4)  if a Subsidiary Guarantor ceases to guarantee the obligations of the Issuer under any such Indebtedness of the Issuer (that would constitute Indebtedness under clauses (1) or (2) under the definition thereof) in an amount at least equal to $50 million;

provided, however, that in the case of clauses (1) and (2) above, (x) such sale or other disposition is made to a person other than the Issuer or any of its Subsidiaries and (y) such sale or disposition is otherwise permitted by the indenture. At the request of the Issuer, and upon delivery to the trustee of an officer's certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to such release have been complied with, the trustee will execute any documents reasonably requested by the Issuer evidencing such release.

Any Subsidiary Guarantor that merges with and into the Issuer will automatically cease to be a Subsidiary Guarantor.

Reports to Holders

Whether or not the Issuer is then required to file reports with the SEC, the Issuer shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13 (a) or 15 (d) under the Exchange Act if it was subject thereto; provided, however, that, if filing such documents by the Issuer with the SEC is not permitted under the Exchange Act, the Issuer shall provide such documents to the trustee and upon written request supply copies of such documents to any prospective holder. The Issuer shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

Events of Default

Events of Default under the indenture include the following:

(1)  default in the payment of principal of, or premium, if any, on any note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2)  default in the payment of interest on any note when they are due and payable, and such default continues for a period of 30 days;

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(3)  default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Issuer;

(4)  the Issuer defaults in the performance of or breaches any other covenant or agreement of the Issuer in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for the earlier of (i) 60 consecutive days and (ii) such shorter period specified for comparable defaults under any Existing Note Indenture (or under any indenture pursuant to which the Issuer or a Subsidiary Guarantor has issued any Indebtedness that refinances or refunds (x) the Indebtedness under such Existing Note Indenture or (y) such refinancing or refunding Indebtedness) after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

(5)  there occurs with respect to any issue or issues of Indebtedness of the Issuer or any Significant Subsidiary having an outstanding principal amount of $25 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

(i)	an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to itsc Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

(ii)	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)  any final judgment or order (not covered by insurance) for the payment of money in excess of $25 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):

(i)	shall be rendered against the Issuer or any Significant Subsidiary and shall not be paid or discharged, and

(ii)	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7)  a court of competent jurisdiction enters a decree or order for:

(i)	relief in respect of the Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(ii)	appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary, or

(iii)	the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(8)  the Issuer or any Significant Subsidiary:

(i)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

(ii)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or such Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or such Significant Subsidiary, or

(iii)	effects any general assignment for the benefit of its creditors.

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If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to the Issuer) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Issuer (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Issuer or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to the Issuer, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to the Issuer and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1)   all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(2)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

As to the waiver of defaults, see "—Modification and Waiver."

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)   the holder gives the trustee written notice of a continuing Event of Default;

(2)   the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)   such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)   the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)   during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Issuer to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Issuer and its Subsidiaries and of its performance under the indenture and that the Issuer has fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuer will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

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Consolidation, Merger and Sale of Assets

The Issuer will not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Issuer unless:

(1)   the Issuer shall be the continuing Person, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or that acquired or leased such property and assets of the Issuer shall be a corporation, general or limited partnership, limited liability company or other entity (other than an individual) organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Issuer on the notes and under the indenture;

(2)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)   immediately after giving effect to such transaction on a pro forma basis the Issuer, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the "Limitation on indebtedness" covenant; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Subsidiary with a positive net worth; provided further, however, that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or the Issuer) shall be issued or distributed to the holders of Capital Stock of the Issuer; and

(4)   the Issuer delivers to the trustee an officers' certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Issuer, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of the Issuer; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that the Issuer and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the notes and the Subsidiary Guarantees, and the indenture shall cease to be of further effect as to all outstanding notes and Subsidiary Guarantees, except as to

(1)   rights of holders to receive payments in respect of the principal of and interest on the notes when such payments are due from the trust funds referred to below,

(2)   the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)   the rights, powers, trust, duties, and immunities of the trustee, and the Issuer's obligation in connection therewith, and

(4)   the Legal Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations if the Subsidiary Guarantors released with respect to most of the covenants under the indenture, except as described otherwise in the indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance

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will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)   the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the notes on the stated date for payment or on the redemption date of the notes,

(2)   in the case of Legal Defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States confirming that:

(a)          the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)          since the date of the indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)   no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5)   the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(6)   the Issuer shall have delivered to the trustee an officers' certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7)   the Issuer shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers' certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the notes when due, then our obligations and the obligations of the Subsidiary Guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

(1)   either:

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(A) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the trustee for cancellation; or

(B) all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)          the Issuer has paid all other sums payable under the indenture by the Issuer; and

(3)          the Issuer has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

Subject to certain limited exceptions allowing modifications and amendments of the indenture without the consent of holders of the notes, modifications and amendments of the indenture may be made by the Issuer and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1)         change the Stated Maturity of the principal of, or any installment of interest on, any note,

(2)         reduce the principal amount of, or premium, if any, or interest on, any note,

(3)         change the place of payment of principal of, or premium, if any, or interest on, any note,

(4)         impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note,

(5)         reduce the above-stated percentages of outstanding notes the consent of whose holders is necessary to modify or amend the indenture,

(6)         waive a default in the payment of principal of, premium, if any, or interest on the notes,

(7)         voluntarily release a Subsidiary Guarantor of the notes, except as permitted by the indenture,

(8)         reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

(9)         modify or change any provisions of the indenture affecting the ranking of the notes or the Subsidiary Guarantees in any manner adverse to the holders of the notes.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or

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the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

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CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax (and, with respect to non-U.S. holders (as defined below) estate tax) consequences relating to the exchange of the initial notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes, but does not purport to be an analysis of all potential tax effects. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) or to different interpretations. This summary is limited to persons who hold the notes as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances (such as the application of the alternative minimum tax) or to holders subject to special rules such as financial institutions, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, tax-exempt entities, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, insurance companies, partnerships, S corporations and other pass-through entities and investors in such entities, dealers in securities or foreign currencies, persons holding notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, persons subject to U.S. federal estate or gift tax arising from the purchase, ownership, or disposition of the notes, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code or the effect of any state, local or foreign laws. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”), with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the initial notes for exchange notes or the ownership or disposition of the exchange notes or that any such position would not be sustained.

As discussed further below, we believe that the exchange of the initial notes for the exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, the material U.S. federal income tax consequences of the ownership and disposition of the initial notes, as discussed in the Preliminary Offering Memorandum dated September 4, 2014, remain applicable with respect to the ownership and disposition of the exchange notes, which material U.S. federal income tax consequences are summarized below in substantially the same form as set forth in the Preliminary Offering Memorandum.

PLEASE CONSULT YOUR OWN TAX ADVISER REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, STATE, LOCAL AND FOREIGN TAX LAWS AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

Except as modified for estate tax purposes, as used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate, or trust and is not a U.S. holder.

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In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the notes. For example, we would have to pay special interest (also referred to herein as “liquidated damages”) in the form of additional interest to you in certain circumstances described in “Exchange offer; registration rights.” Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are “remote” or are considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our determination is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. We also believe that the 0.25% per annum of additional interest temporarily accruing on the initial notes as a result of the registration statement of which this prospectus is a part not being declared effective by the SEC on or prior to June 8, 2015 does not cause the notes to be treated as contingent payment debt instruments. Our determination is not, however, binding on the IRS, and if the IRS successfully challenged this determination, it could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. holder.

Exchange Offer

We believe that the exchange of the initial notes for the exchange notes, which are debt securities identical to the initial notes, but registered under the Securities Act, pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes.  As a result, we believe that (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s initial notes for exchange notes; (2) the holding period of the exchange notes received by the holder should include the holding period of such holder’s initial notes; and (3) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the initial notes exchanged therefore immediately before the exchange.

Payments of Stated Interest

Stated interest on a note will generally be taxable to you as ordinary income at the time it either accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

It is expected that the notes will not be issued with an issue price that is less than their stated redemption price at maturity by more than the statutory de minimis amount. As a result, the notes will not be subject to the original issue discount (“OID”) rules. If, however, the “stated redemption price at maturity” (generally equal to the sum of all payments required under the notes other than payments of qualified stated interest) of the notes exceeds the issue price by more than a de minimis amount, you will be required to include OID in income for U.S. federal income tax purposes as it accrues under a constant yield method, regardless of your method of accounting. As a result, you may be required to include OID in taxable income prior to the receipt of cash.

Sales, Exchange, Retirement, Redemption or Disposition of the Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the cost of the note to you. The amount realized excludes any amounts attributable to accrued but unpaid stated interest which will be includable in income as interest (taxable as ordinary income) to the extent not previously included in income. Any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, retirement, redemption or other taxable disposition, the note has been held for more than one year. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of net capital losses is subject to limitation.

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Medicare Tax

A 3.8% Medicare tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder.

Payments of Interest

Subject to the discussions below concerning effectively connected income, backup withholding, and FATCA (as defined below), payments of interest on the notes by us or any paying agent to you generally will not be subject to U.S. federal withholding tax, provided that (a) pursuant to the “portfolio interest” exception (i) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us, (iii) you are not a bank receiving interest on the notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business and (iv) you certify to us or our paying agent on an appropriate IRS Form W-8 (or suitable substitute form), under penalties of perjury, that you are not a United States person, provided that if you hold the note through a financial institution or other agent acting on your behalf, you provide appropriate documentation to your agent and your agent provides certification under penalties of perjury to us or our paying agent that it has received such appropriate Form W-8 (or suitable substitute form) from you or a qualifying intermediary and furnishes us or our agent with a copy or (b) you are entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you or your agent provides to us a properly executed, appropriate IRS Form W-8 (or suitable substitute form evidencing eligibility for the exemption). Additional certifications and procedures may be required if the notes are held through intermediaries. Payments of interest on the notes that do not meet the above-described requirements and that are not effectively connected with your conduct of a U.S. trade or business generally will be subject to a U.S. federal income tax of 30% (or such lower rate as provided by an applicable income tax treaty), collected by means of withholding.

Sale, Exchange, Retirement, Redemption or Disposition of the Notes

Subject to the discussion below concerning effectively connected income, backup withholding, and FATCA, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other taxable disposition of a note unless you are an individual who is present in the United States for at least 183 days during the taxable year of disposition and certain other conditions exist, in which case you will be subject to a 30% United States federal income tax on the gain recognized from the sale, which may be offset by certain U.S. source capital losses, unless an applicable income tax treaty provides otherwise.

Exchange Offer

As discussed above under “—Tax Consequences to U.S. Holders,” we believe that the exchange of the initial notes for the exchange notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes.

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Effectively Connected Income

The preceding discussion assumes that the interest and gain received by the non-U.S. holder is not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in a note is effectively connected with such trade or business, although you will be exempt from the 30% withholding tax (provided a required certification, generally on IRS Form W-8ECI, or an appropriate substitute, is provided), you generally will be subject to regular U.S. federal income tax at graduated rates on any interest and gain with respect to the notes in the same manner as if you were a U.S. holder, and if you are a foreign corporation you may also be subject to a branch profits tax at 30% (or such lower rate provided by an applicable income tax treaty) on your effectively connected earnings and profits attributable to such interest and gain. If you are eligible for the benefits of a tax treaty, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

FATCA

Under Sections 1471 through 1474 of the Code (“FATCA”), unless a “grandfather rule” applies to debt obligations issued by a United States issuer, a 30% withholding tax may be required on certain payments to holders of those obligations (including intermediaries) that do not provide certain information to the applicable withholding agent, which may include the name, address, taxpayer identification number and certain other information with respect to direct and certain indirect U.S. holders. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce, but not eliminate the risk of FATCA withholding for investors in, or holding notes through financial institutions in, such countries. If applicable, FATCA withholding is scheduled to apply to payments of United States source dividends, interest, and other fixed payments beginning January 1, 2014, and to payments from the disposition of property producing such payments (e.g., notes) beginning January 1, 2017. If FATCA withholding were to apply, neither the Company nor any paying agent nor any other person would be required to pay additional amounts as a result of such withholding.

Information Reporting and Backup Withholding

If you are a U.S. holder, information reporting generally will apply to payments of interest on the notes or the proceeds of the sale or other taxable disposition (including a retirement or redemption) of the notes. Generally, backup withholding will apply to such payments and proceeds if:

•	you fail to furnish a taxpayer identification number (“TIN”) in the prescribed manner;

•	the IRS notifies us that the TIN furnished by you is incorrect;

•	the IRS notifies us that you are subject to backup withholding because you failed to report properly the receipt of reportable interest or dividend payments; or

•	you fail to certify under penalties of perjury that you are not subject to backup withholding.

The current U.S. federal backup withholding rate is 28%.

If you are a non-U.S. holder, generally backup withholding does not apply to payments of interest if the certification described under “—Tax consequences to non-U.S. holders—Payments of interest” is provided to us (provided that we have no actual knowledge or reason to know that you are a United States person). Information reporting may still apply to payments of interest even if a certification is provided and interest is exempt from such withholding. Payments of proceeds made to a non-U.S. holder upon a sale or other taxable disposition (including a retirement or redemption) of notes by (i) a U.S. office of a broker will be subject to information reporting and backup withholding unless the above-mentioned certification is provided to us and (ii) a foreign office of a foreign broker, will not be subject to information reporting or backup withholding, unless the broker has certain connections with the United States, in which case information reporting (but generally not backup withholding) will apply (except where the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain

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other conditions are met or the beneficial owner otherwise establishes an exemption). Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge or reason to know that the payee is a United States person. In addition to the foregoing, we must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the entire amount of interest paid to you. This information may also be made available to the tax authorities in the country you reside under the provisions of an applicable income tax treaty or other agreement.

Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules generally will be allowed as a refund or credit against your federal income tax liability, provided that the required information is timely furnished to the IRS. Some holders (including, among others, corporations) are generally not subject to information reporting and backup withholding. Holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

U.S. Federal Estate Taxes

A note held by an individual who is not a citizen or resident of the United States (as specifically defined for estate tax purposes) at the time of death will not be includable in the decedent's gross estate for U.S. estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States

Possible Legislative or Other Actions Affecting Tax Consequences

Prospective holders of our notes should recognize that the current U.S. federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and Local Taxes

We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

THE U.S. FEDERAL INCOME AND ESTATE TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF THE INITIAL NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

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PLAN OF DISTRIBUTION

If you are a broker-dealer and hold initial notes for your own account as a result of market-making activities or other trading activities and you receive exchange notes in exchange for initial notes in the exchange offer, then you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of these exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities.  Unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of exchange notes.  We have agreed, for a period of 90 days after consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes acquired. We have agreed to pay all expenses incident to our obligations in connection with the exchange offer, other than commissions, counsel fees and concessions of any broker-dealer, and will indemnify the holders of initial notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Neither we nor any subsidiary guarantor will receive any proceeds in connection with the exchange offer or any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.  Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers or the purchasers of any such exchange notes.  Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  By acknowledging that it will deliver a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

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LEGAL MATTERS

Bryan Cave LLP, Atlanta, Georgia will pass upon certain legal matters in connection with the exchange notes offered hereby. Other counsels have passed upon certain legal matters relating to selected subsidiary guarantors in connection with the exchange notes offered hereby.

EXPERTS

The consolidated financial statements of Omega Healthcare Investors, Inc. appearing in Omega Healthcare Investors, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including schedules appearing therein), and the effectiveness of Omega Healthcare Investors, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership appearing in Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 (including schedules appearing therein), and the effectiveness of internal control over financial reporting of Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to our other filings with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference into this prospectus the documents set forth below that we have filed with the SEC, and any future filings by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement (except for any information therein which has been “furnished” rather than “filed” and any sections thereof which project future results or performance, which shall not be incorporated herein) :

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015, and amended by our Form 10-K/A filed on April 30, 2015; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 8, 2015; and

•	our Current Reports* on Form 8-K, filed with the SEC on February 9, 2015, February 11, 2015, March 11, 2015 (two reports), March 13, 2015, March 24, 2015, March 27, 2015, April 3, 2015, and June 15, 2015.

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* We are not incorporating and will not incorporate by reference into this prospectus past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of our securities as described in this prospectus will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of any person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, MD 21030

Attn: Chief Financial Officer

(410) 427-1700

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at www.sec.gov, as well as on our website at www.omegahealthcare.com. You may inspect information that we file with the New York Stock Exchange at its offices at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

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Omega Healthcare Investors, Inc.

Exchange Offer

$250,000,000 4.50% Senior Notes due 2025

for $250,000,000 4.50% Senior Notes due 2025

that have been registered under the Securities Act of 1933